SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                              IRS Number 65-1086538

                           NOTIFICATION OF LATE FILING



(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
               [_] Form N-SAR

                For Period Ended: June 30, 2005
                                  -------------


                [_] Transition Report on Form 10-K

                [_] Transition Report on Form 20-F

                [_] Transition Report on Form 11-K

                [_] Transition Report on Form 10-Q

                [_] Transition Report on Form N-SAR

                   FOR THE TRANSITION PERIOD ENDED:  NOT APPLICABLE

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  Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________



PART I - REGISTRANT INFORMATION


KYTO BIOPHARMA, INC.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
FORMER NAME IF APPLICABLE


41A AVENUE ROAD
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


TORONTO, ONTARIO, M5R 2G3 CANADA
________________________________________________________________________________
City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)



     | (a) The reasons described in reasonable detail in Part III of this
     |     form could not be eliminated without unreasonable effort or
     |     expense;
     |
     | (b) The subject annual report, semi-annual report, transition report
     |     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[X]  |     thereof will be filed on or before the 15th calendar day
     |     following the prescribed due date; or the subject quarterly
     |     report or transition report on Form 10-Q, or portion thereof will
     |     be filed on or before the fifth calendar day following the
     |     prescribed due date; and
     |
     | (c) The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Registrant's auditors could not complete the required review of the financial statements and management could not complete Management's Discussion and Analysis of such financial statements in a timely manner.

PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification Jean-Luc Berger (416) 955-0349


       JEAN-LUC BERGER             416                   955-0349
       ---------------      ----------------       -----------------
           (Name)              (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

                                                                [X] Yes [ ] No
 If the answer is no, identify report(s).

________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [_] Yes [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================

                               KYTO BIOPHARMA INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.





Date   August 16, 2005              By  /s/ Jean-Luc Berger
       ----------------                 -----------------------------------
                                       Jean-Luc Berger
                                       President & Chief Executive Officer